SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           CS China Acquisition Corp.
                                (NAME OF ISSUER)

                  Ordinary Shares, par value $0.0001 per share
                         (TITLE OF CLASS OF SECURITIES)

                                    G25783120
                                 (CUSIP NUMBER)

                                 August 12, 2008
             (Date of Event which requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)






                             (Page 1 of 15 PAGES)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G25783120                   13G                     PAGE 2 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    257,900
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    257,900
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          257,900
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.30%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G25783120                   13G                     PAGE 3 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        169,100
               -----------------------------------------------------------------
OWNED BY
               (7)  SOLE DISPOSITIVE POWER
EACH                0
               -----------------------------------------------------------------
REPORTING
               (8)  SHARED DISPOSITIVE POWER
PERSON WITH         69,100
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          169,100
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.82%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G25783120                   13G                     PAGE 4 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    149,400
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    149,400
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          149,400
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.49%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G25783120                   13G                     PAGE 5 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    583,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    583,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          583,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.72%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
                PN; IA
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G25783120                   13G                     PAGE 6 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    427,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    427,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          427,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.12%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G25783120                   13G                     PAGE 7 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    583,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    583,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          583,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.72%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G25783120                   13G                     PAGE 8 of 15 PAGES

ITEM 1(a).  NAME OF ISSUER:

             The  name  of  the  issuer  is  CS  China  Acquisition  Corp.  (the
"Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             4100 N.E. Second Avenue, Suite 318, Miami, Florida 33137

ITEM 2(a).  NAME OF PERSON FILING:

       This statement is filed by:

       (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the Ordinary Shares, par value $0.0001 per share ("Ordinary Shares") directly owned by it;
       (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the Ordinary Shares directly owned by it;
       (iii) Ardsley Offshore Fund Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), with respect to the Ordinary Shares directly owned by it;
       (iv) Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore and the Investment Adviser of AP II, Ardsley Institutional and one or more managed accounts, with respect to the Ordinary Shares directly owned by Ardsley Offshore, AP II, Ardsley Institutional, and such managed accounts;
       (v) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of AP II and Ardsley Institutional; and
       (vi) Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the Ordinary Shares owned by AP II, Ardsley Institutional, Ardsley Offshore and the managed accounts.

             The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

     The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.

     The address of the registered office of Ardsley Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

CUSIP No. G25783120                   13G                     PAGE 9 of 15 PAGES

ITEM 2(c).  CITIZENSHIP:

     AP II and Ardsley Institutional are Delaware limited partnerships. Ardsley Offshore is a British Virgin Islands corporation. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States Citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

ITEM 2(e).  CUSIP NUMBER:  G25783120

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act


          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the
                   Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. G25783120                      13G                 PAGE 10 of 15 PAGES

ITEM 4.   OWNERSHIP.

      A.   Ardsley Partners Fund II, L.P.
           (a)  Amount beneficially owned: 257,900
           (b)  Percent of class: 4.30%. (The percentages used herein and in the rest of Item 4 are calculated based upon the 6,000,000 Ordinary Shares issued and outstanding as of August 12, 2008, as per the Company's Prospectus filed with the Securities and Exchange Commission on August 12, 2008.)
           (c)  (i)   Sole Power to vote or direct the vote: -0-
                (ii)  Shared power to vote or direct the vote: 257,900
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv)  Shared power to dispose or direct the disposition: 257,900

      B.   Ardsley Partners Institutional Fund, L.P.
           (a)  Amount beneficially owned: 169,100
           (b)  Percent of class: 2.82%
           (c)  (i) Sole Power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 169,100
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 169,100

      C.   Ardsley Offshore Fund Ltd.
           (a)  Amount beneficially owned: 149,400
           (b)  Percent of class: 2.49%
           (c)  (i) Sole Power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 149,400
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 149,400

      D.   Ardsley Advisory Partners
           (a)  Amount beneficially owned: 583,000
           (b)  Percent of class: 9.72%
           (c)  (i) Sole Power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 583,000
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 583,000

      E.   Ardsley Partners I
           (a)  Amount beneficially owned: 427,000
           (b)  Percent of class: 7.12%
           (c)  (i) Sole Power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 427,000
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 427,000

      F.   Philip J. Hempleman
           (a)  Amount beneficially owned: 583,000
           (b)  Percent of class: 9.72%
           (c)  (i) Sole Power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 583,000
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 583,000

CUSIP No. G25783120                   13G                    PAGE 11 of 15 PAGES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Ardsley, the Investment Manager of Ardsley Offshore and the Investment Adviser of one or more managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the Ordinary Shares owned by Ardsley Offshore, and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such Ordinary Shares.

     Ardsley, the Investment Adviser of AP II and Ardsley Institutional, shares the power to vote and direct the disposition of the proceeds from the sale of the Ordinary Shares owned by AP II and Ardsley Institutional and, accordingly, may be deemed the direct "beneficial owner" of such Ordinary Shares.

     Ardsley Partners, the General Partner of AP II and Ardsley Institutional, shares the power to vote and direct the disposition of the Ordinary Shares owned by AP II and Ardsley Institutional, and, accordingly, may be deemed the direct "beneficial owner" of such Ordinary Shares.

     Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the Ordinary Shares owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts. Mr. Hempleman disclaims beneficial ownership of all of the Ordinary Shares reported in this 13G.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. G25783120                   13G                    PAGE 12 of 15 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: as of August 20, 2008


                                      ARDSLEY PARTNERS FUND II, L.P.
                                      BY:  ARDSLEY PARTNERS I,
                                           GENERAL PARTNER


                                      BY:/s/ Steve Napoli
                                         -------------------------
                                          Steve Napoli
                                          General Partner



                                      ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                      BY:  ARDSLEY PARTNERS I,
                                           GENERAL PARTNER


                                      BY:/s/ Steve Napoli
                                         -------------------------
                                          Steve Napoli
                                          General Partner


                                      ARDSLEY OFFSHORE FUND LTD.


                                      BY:/s/ Steve Napoli
                                         -------------------------
                                          Steve Napoli
                                          Director

CUSIP No. G25783120                   13G                    PAGE 13 of 15 PAGES


                                      ARDSLEY ADVISORY PARTNERS
                                      By:  ARDSLEY PARTNERS I
                                           GENERAL PARTNER


                                      BY:/s/ Steve Napoli
                                         --------------------------
                                           Steve Napoli
                                           General Partner


                                      ARDSLEY PARTNERS I

                                      BY:/s/ Steve Napoli
                                         --------------------------
                                          Steve Napoli
                                          General Partner



                                      PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                      BY:/s/ Steve Napoli *
                                         --------------------------
                                            Steve Napoli
                                            As attorney in fact for
                                            Philip J. Hempleman


* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. G25783120                   13G                    PAGE 14 of 15 PAGES


                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

              The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of August 20, 2008



                                      ARDSLEY PARTNERS FUND II, L.P.
                                      BY:  ARDSLEY PARTNERS I,
                                           GENERAL PARTNER


                                      BY:/s/ Steve Napoli
                                         --------------------------
                                          Steve Napoli
                                          General Partner


                                      ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                      BY:  ARDSLEY PARTNERS I,
                                           GENERAL PARTNER


                                      BY:/s/ Steve Napoli
                                         --------------------------
                                          Steve Napoli
                                          General Partner


                                      ARDSLEY OFFSHORE FUND LTD.


                                      BY:/s/ Steve Napoli
                                         --------------------------
                                          Steve Napoli
                                          Director

CUSIP No. G25783120                   13G                    PAGE 15 of 15 PAGES


                                      ARDSLEY ADVISORY PARTNERS

                                      By:  ARDSLEY PARTNERS I
                                           GENERAL PARTNER

                                      BY:/s/ Steve Napoli
                                         --------------------------
                                           Steve Napoli
                                           General Partner


                                      ARDSLEY PARTNERS I

                                      BY:/s/ Steve Napoli
                                         --------------------------
                                          Steve Napoli
                                          General Partner


                                      PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                      BY:/s/ Steve Napoli *
                                         --------------------------
                                           Steve Napoli
                                           Attorney-in-fact
                                           for Philip J. Hempleman





* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.